                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------


         REVLON ANNOUNCES ACTIONS TO DRAMATICALLY STRENGTHEN ITS BALANCE
                              SHEET AND REDUCE DEBT

     Agreements Signed to Reduce Debt by $930 Million, or Approximately 50%

              At Least $780 Million in Debt Reduction this Quarter
              ----------------------------------------------------

NEW YORK, February 12, 2004 - Revlon, Inc. (NYSE: REV) today announced that its Board of Directors has approved agreements with Fidelity Management & Research Co. (the "Institutional Investor") and MacAndrews & Forbes, the Company's principal shareholder, which will dramatically strengthen the Company's balance sheet and increase the liquidity and float of the Company's common stock.

As a result of the agreements reached, debt will be reduced by approximately $930 million, or roughly 50%. The Company anticipates that at least $780 million of debt will be eliminated during the first quarter of 2004 through a debt for equity exchange. An additional $50 million of debt will be reduced by a rights offering to be consummated before the end of 2004. Finally, an additional $100 million equity offering will be made, if necessary. The Company indicated that if public participation in the debt for equity exchange offer being launched in the first quarter of 2004 results in the exchange of more than $150 million of debt from holders other than the Institutional Investor and MacAndrews & Forbes, the rights offering and equity offering components will be reduced by such amounts greater than $150 million.

The exchange offer was negotiated and agreed to with the Institutional Investor. MacAndrews & Forbes agreed to participate on the same basis. The offer under the same terms will be made available to all other unsecured note holders of the Company.

MacAndrews & Forbes commitments include contributing the approximately $475 million of debt it holds in exchange for equity and backstopping an additional $300 million of debt reduction. The backstop is reduced by debt for equity exchanges from other bondholders and proceeds from the rights and equity offerings. The MacAndrews & Forbes commitments, along with the $155 million debt for equity exchange by the Institutional Investor, ensures a total debt reduction of approximately $930 million.

Commenting on the announcement, Revlon President & Chief Executive Officer Jack Stahl stated, "This refinancing is a crucial step in the Company's journey to achieve long-term profitable growth. We have made significant progress to strengthen the business over the past 18 months, and this dramatic de-leveraging provides an important platform from which we can further build momentum. I am delighted by the continued support of Ronald Perelman and this vote of confidence from a large holder of our securities in the people and future of Revlon."

Further commenting on the announcement, MacAndrews & Forbes Chairman
Ronald O. Perelman stated, "Revlon is a great American brand and one of the most identifiable consumer imprints worldwide. Jack Stahl and his team have done a masterful job, and I believe that Revlon is now in a position to deliver industry-leading performance."

THE COMPONENTS OF THE DEBT REDUCTIONS MAY BE SUMMARIZED AS FOLLOWS:

MacAndrews & Forbes has agreed to exchange preferred stock and an aggregate of approximately $475 million of indebtedness of Revlon for shares of Class A common stock of Revlon, par value $0.01 per share. The Institutional Investor has also agreed to exchange an aggregate of $155 million of indebtedness of Revlon for shares of Revlon Class A common stock. The Company intends to commence exchange offers to holders of any and all of the outstanding 8 1/8% Senior Notes due 2006, 9% Senior Notes due 2006 and 8 5/8% Senior Subordinated Notes due 2008 of Revlon's wholly owned subsidiary, Revlon Consumer Products Corporation ("RCPC"), each of which is fully and unconditionally guaranteed by Revlon, on the same terms as agreed with the Institutional Investor and MacAndrews & Forbes.

The Institutional Investor and MacAndrews & Forbes have agreed to tender for exchange in the exchange offers an aggregate of approximately $440 million outstanding 8 1/8% Senior Notes, 9% Senior Notes and 8 5/8% Senior Subordinated Notes for shares of Revlon Class A common stock, at a ratio of 400 shares for each $1,000 principal amount of 8 1/8% Senior Notes or 9% Senior Notes tendered for exchange or 300 shares for each $1,000 principal amount of 8 5/8% Senior Subordinated Notes tendered for exchange. The Institutional Investor may elect to receive cash or additional shares of Revlon Class A common stock in respect of accrued interest payable on the notes tendered by it.

In the exchange offers for the outstanding 8 1/8% Senior Notes, 9% Senior Notes and 8 5/8% Senior Subordinated Notes, other holders will be offered the opportunity to exchange their notes for (i) shares of Revlon Class A common stock at the same ratios applicable to the Institutional Investor and MacAndrews & Forbes in the agreements, or (ii) cash up to a maximum of $150 million aggregate principal amount of tendered notes, subject to pro-ration. Notes tendered for cash would receive $830 per $1,000 face amount for the 8 1/8% Senior Notes, $800 per $1,000 face amount for the 9% Senior Notes and $620 per $1,000 face amount for the 8 5/8% Senior Subordinated Notes. Accrued interest will also be paid on tendered notes in cash or additional shares of Revlon Class A common stock, at the holder's option.

The maximum principal amount of notes that may be exchanged for cash is $150 million reduced by the aggregate principal amount of any notes tendered and exchanged in the exchange offers for shares of Revlon Class A common stock in excess of the amounts the Institutional Investor and MacAndrews & Forbes currently hold and have agreed to tender for exchange. The exchange offers are expected to commence on or before March 1, 2004.

To the extent that $150 million aggregate principal amount of notes, other than the notes to be tendered by the Institutional Investor and MacAndrews & Forbes, are not tendered in the exchange offers, MacAndrews & Forbes has agreed to subscribe for additional shares of Revlon Class A common stock at a purchase price of $2.50 per share, with the proceeds of such investment to be used to repay RCPC's indebtedness. MacAndrews & Forbes has also agreed to subscribe for additional shares of Revlon Class A common stock in an aggregate subscription amount equal to the amount of cash required to be paid by Revlon in exchange for notes which are tendered for cash, excluding cash payable with respect to accrued interest.

If as a result of these transactions MacAndrews & Forbes makes an investment in Revlon Class A common stock for cash, the other shareholders of record of Revlon as of the date prior to such investment will be provided the opportunity to subscribe for Revlon Class A common stock at the same $2.50 subscription price.

In addition to the exchange offers which will reduce indebtedness by an aggregate of approximately $780 million, the Company's plan also includes further rights and equity offerings in such amounts as to ensure that the total debt reduction will be at least $830 million by the end of 2004 and at least $930 million by March 2006. The terms of the rights offering to be consummated prior to December 31, 2004 and any other equity offerings to be undertaken in connection with the refinancing plan, including the subscription prices will be determined by the Board of Directors at the appropriate times.

Included in the obligations to be exchanged for Revlon Class A common stock are any and all outstanding amounts owing to MacAndrews & Forbes, as of the closing date of the exchange offers, under the RCPC $100 million term loan, $125 million term loan, $65 million line of credit and certain subordinated promissory notes payable to MacAndrews & Forbes. Each $1,000 principal amount of indebtedness outstanding under the $100 million term loan, $125 million term loan and the $65 million line of credit will be exchanged for 400 shares of Revlon Class A common stock and each $1,000 principal amount of indebtedness outstanding under subordinated promissory notes will be exchanged for 300 shares of Revlon Class A common stock. MacAndrews & Forbes, which beneficially owns 100% of Revlon outstanding shares of Revlon's Series A preferred stock, having an aggregate liquidation preference of $54.6 million, and 100% of the outstanding Series B convertible preferred stock, has also agreed to exchange its shares of Revlon's Series A preferred stock for 160 shares of Revlon Class A common stock per $1000 liquidation preference and to convert its shares of Series B convertible preferred stock into an aggregate of 433,333 shares of Revlon Class A common stock.

MacAndrews & Forbes, Revlon's majority stockholder, has agreed to act by written consent to approve the refinancing transactions discussed above to the extent that such approval is required, including the approval of the issuance of the necessary additional shares of Revlon Class A common stock as consideration in the exchange offers and the transactions contemplated by the agreements with the Institutional Investor and MacAndrews & Forbes. The Board of Directors has fixed February 17, 2004 as the record date for the determination of stockholders entitled to notice of the action by written consent.

The decision to enter into the transactions described above follows the announcement in December 2003 that the Board of Directors had authorized management to begin exploring various alternatives to strengthen the Company's balance sheet and increase equity.

The Company currently expects to file an Information Statement with the SEC and mail exchange offer materials to note holders by March 1, 2004. The Company indicated that certain aspects of the refinancing may be subject to Board of Director, stockholder, lender, and regulatory approvals.

The securities mentioned in this press release have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.


INVESTOR RELATIONS CONTACT FOR REVLON:
MARIA A. SCEPPAGUERCIO
(212) 527-5230

MEDIA CONTACTS:
CATHERINE FISHER
REVLON, INC.
(212) 527-5727

                           FORWARD-LOOKING STATEMENTS
                           --------------------------

Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events; and the Company's estimates regarding the consummation of the refinancing transactions and the targeted debt reduction amounts and the timing thereof, as well as the impact of such transactions on the Company's future financial performance. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC (which may be viewed on the SEC's website at http://sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs or the inability of the Company to achieve its planned debt reduction and refinancing transactions or to achieve the anticipated financial performance as a result of such transactions. Factors other than those listed above could also cause the Company's results to differ materially from expected results.